Exhibit 99.1

GeoPetro Resources Company Announces June 30, 2008 Quarterly Profit

SAN FRANCISCO--(BUSINESS WIRE)--GeoPetro Resources Company ("GeoPetro" or the "Company") (AMEX:GPR)(TSX:GEP) today announced unaudited financial results for the three and six months ended June 30, 2008. All currency amounts in this release are stated in U.S. dollars.

Oil and gas revenue for the second quarter of 2008 increased 11% to $2,650,992 from $2,388,850 for the second quarter of 2007 due to higher natural gas prices. The Company reported net income available to common shareholders for the quarter ended June 30, 2008 of $636,712 ($0.02 per basic and diluted share), compared to a net income available to common shareholders of $238,778 ($0.01 per basic and diluted share) in the previous year quarterly period.

During the six months ended June 30, 2008, oil and gas revenues were $4,793,590 compared to $4,212,192 reported for the 2007 period, representing a 14% increase due to higher natural gas prices. The Company reported net income available to common shareholders for the six months ended June 30, 2008 of $980,838 ($0.03 per basic and diluted share), compared to a net income available to common shareholders of $56,164 ($0.00 per basic and diluted share) in the previous year six month period.

The Company’s Chairman, President and CEO, Stuart J. Doshi stated "The Company had one of its best quarters ever with substantially higher revenues, adjusted EBITDA and net income compared to the previous year periods. We are pleased with our results so far this year." Mr. Doshi continued, "We hope to be in a position to announce significant progress on the Madisonville gas treatment plant later this quarter."

About GeoPetro

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada and Indonesia. GeoPetro has developed a producing property in its Madisonville Project in Texas. Elsewhere, GeoPetro has assembled a geographically diversified portfolio of exploratory and appraisal prospects.

The following represents unaudited selected financial results for the second quarter of 2008:

	Three Months Ended June 30,		Increase
	2008	2007	Decrease

Revenues
Oil and gas sales	$2,650,992	$2,388,850	11%

Costs and expenses:
Lease operating expense	646,559	418,830	54%
General and administrative	604,090	767,563	-21%
Net profits interest	260,868	244,384	7%
Impairments expense	63,766	—	100%
Depreciation and depletion expense	448,305	652,928	-31%
Total costs and expenses	2,023,588	2,083,705	-3%

Income from operations	627,404	305,145

Net Income Available to Common Shareholders	$636,712	$238,778

Earnings per Share:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

The following represents unaudited selected financial results for the six months ended June 30, 2008:

	Six Months Ended June 30,		Increase
	2008	2007	Decrease

Revenues
Oil and gas sales	$4,793,590	$4,212,192	14%

Costs and expenses:
Lease operating expense	990,382	846,107	17%
General and administrative	1,319,513	1,526,919	-14%
Net profits interest	488,929	428,588	14%
Impairments expense	63,766	—	100%
Depreciation and depletion expense	982,735	1,229,870	-20%
Total costs and expenses	3,845,325	4,031,484	-5%

Income from operations	948,265	180,708

Net Income Available to Common Shareholders	$980,838	$56,164

Earnings per Share:
Basic	$0.03	$0.00
Diluted	$0.03	$0.00

Cautionary Statements

This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may involve known and unknown risks involving market prices for natural gas and oil, economic and competitive conditions, regulatory changes, estimates of proved and probable reserves, geological and engineering uncertainties, potential failure to achieve production from development drilling projects, capital expenditures and other risks and uncertainties, which may cause the actual results to be materially different from those expressed or implied by such statements. Additional risk factors include, among others, those described in the Company's Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. We do not have any intention or obligation to update forward-looking statements included in this press release after the date of this press release, except as required by law.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

CONTACT:
GeoPetro Resources Company
Stuart J. Doshi, President & CEO, 415-398-8186
sdoshi@geopetro.com